Exhibit 8.1

767 Fifth Avenue

New York,NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

April [•], 2020

Mudrick Capital Acquisition Corporation

527 Madison Avenue, 6th Fl.

New York, NY 10022

Ladies and Gentlemen:

We have acted as counsel to Mudrick Capital Acquisition Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (File No. 333-236460), originally filed by the Company with the Commission on February 14, 2020 (and as amended or supplemented through the date hereof together with all exhibits thereto, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to, that certain Purchase Agreement, dated as of January 13, 2020 and amended on February 26, 2020 (as it may be further amended from time to time, the “Purchase Agreement”), by and among the Company, MUDS Acquisition Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of the Company, and Hycroft Mining Corporation, a Delaware corporation (“Seller”), and the proposal of the Company to consummate the transactions set forth in the Purchase Agreement and related agreements, including the acquisition by the Company of substantially all of the assets, and assumption by the Company of substantially all of the liabilities, of Seller (the “Business Combination”). Any capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Registration Statement, (ii) the Purchase Agreement and related agreements and (iii) such other corporate records, agreements, documents and other instruments, and such other certificates or comparable documents of public officials and of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of the Company.

Our opinion set forth below assumes, with your consent: (1) the accuracy and completeness of the statements and facts concerning the Business Combination set forth in the Purchase Agreement and related agreements and the Registration Statement (and that no transaction or condition described therein and affecting this opinion will be waived by any party), (2) the consummation of the Business Combination in the manner contemplated by, and in accordance with the terms set forth in, the Purchase Agreement and related agreements and the Registration Statement and (3) that there will be no change in applicable U.S. federal income tax law from the date hereof through the effective time of each transaction included in the Business Combination.

Mudrick Capital

Acquisition Corporation

April [•], 2020 Page 2

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we hereby confirm that the discussion contained in the Registration Statement under the caption “MATERIAL TAX CONSIDERATIONS—MUDS Material U.S. Federal Income Tax Considerations,” insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, and subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material U.S. federal income tax consequences for the holders of MUDS Class A common stock that elect to have their shares of MUDS Class A common stock redeemed for cash if the Business Combination is completed.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, in each case as in effect on the date hereof and any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Business Combination, or any inaccuracy in the facts or assumptions on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Business Combination or any matter other than that specifically covered by the foregoing opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,